Exhibit 15

Acknowledgement of Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lockheed Martin 2009 Directors Equity Plan of our reports dated April 22, 2008, July 22, 2008, and October 21, 2008 relating to the unaudited condensed consolidated interim financial statements of Lockheed Martin Corporation that are included in its Forms 10-Q for the quarters ended March 30, 2008, June 29, 2008, and September 28, 2008.

/s/ Ernst & Young LLP

Ernst & Young LLP

Baltimore, Maryland

November 20, 2008